EXHIBIT 10.01

PROELITE, INC.

and

STRATUS MEDIA GROUP, INC.

STRATEGIC INVESTMENT AGREEMENT

October 9, 2009

i

ii

STRATEGIC INVESTMENT AGREEMENT

This STRATEGIC INVESTMENT AGREEMENT (“Agreement”), dated as of October 9, 2009, is made by and between ProElite, Inc., a New Jersey corporation (the “Company”), on the one hand, and Stratus Media Group, Inc., a Nevada corporation (“SMGI”) on the other hand. The Company and SMGI are collectively referred to herein as the “Parties” or “parties.”  This Agreement is entered into with reference to the following:

A.        The Company is and has been engaged in the business of organizing and promoting mixed martial arts (“MMA”) events and has developed certain Intellectual Property relating thereto.

B.        SMGI is engaged, inter alia, in developing and operating sports and entertainment properties and intends to use the Company and/or its Affiliates as the vehicle to conduct MMA events.

C.        The Company desires to sell to SMGI and SMGI desires to purchase from the Company shares of the preferred stock of the Company on the terms and conditions set forth herein.

D.        Concurrently with the execution of this Agreement, SMGI is loaning the Company $100,000 (the “Loan”) pursuant to a demand promissory note (the “Note”).

ARTICLE 1
INTERPRETATION

Section 1.1     Defined Terms.

As used in this Agreement, the following terms have the following meanings:

“Affiliate” means, with respect to any specified Person, (i) any other Person who, directly or indirectly, owns or controls, is under common ownership or control with, or is owned or controlled by, such specified Person, (ii) any other Person who is a director, officer, partner or trustee of the specified Person or a Person described in clause (i) of this definition or any spouse of the specified Person or any such other Person, (iii) any relative of the specified Person or any other Person described in clause (ii) of this definition, or (iv) any Person of which the specified Person and/or any one or more of the Persons specified in clause (i), (ii) or (iii) of this definition, individually or in the aggregate, beneficially own 10% or more of any class of voting securities.

“Agreement” means this Strategic Investment Agreement, all exhibits thereto, and the Disclosure Schedules; and the expressions “Article” and “Section” followed by a number mean and refer to the specified Article or Section of this Agreement.

“Ancillary Agreements” means the Note, Series A Certificate of Designation, Voting Powers and Preferences of Series A Convertible Preferred Stock and any other agreements referred to in this Agreement.

“Assets” means all of the assets, rights, intellectual property, interests and other properties, real, personal and mixed, tangible and intangible, owned by the Company Group.

“Authorization” means, with respect to any Person, the Business or any matter, any order, permit, approval, waiver, license or similar authorization of any Governmental Entity having jurisdiction over the Person, Business or matter.

“Balance Sheet Date” means July 31, 2009.

“Books and Records” means all books of account, tax records, sales and purchase records, customer and supplier lists, computer software, formulae, business reports, plans and projections and all other documents, files, correspondence and other information of the applicable Party (whether in written, printed, electronic or computer printout form).

“Business” means the business of organizing and promoting MMA events.

“Business Day” means any day of the year, other than a Saturday, Sunday or any day on which banks are required or authorized to close in Los Angeles, California.

“Closing” has the meaning set forth in Section 7.1.

“Closing Date” means the date of Closing.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, together with all rules and regulations promulgated thereunder.

“Company” means ProElite, Inc.

“Common Stock” means the common stock of the Company.

“Company Group” means, collectively, the Company and its Subsidiaries.

“Company Intellectual Property” shall mean any and all Intellectual Property and Intellectual Property Rights that are owned by any member of the Company Group in any jurisdiction.

“Consent” means the consent of a contracting party to the transactions contemplated herein, if required by the terms of any Contract.

“Contracts” means all agreements to which any member of the Company Group is a party including all contracts, leases, mortgages, leases of personal property, employment agreements, understandings, options, warrants, indentures, notes or other obligations or commitments of any nature, written or oral, including the Material Contracts.

“Conversion Shares” has the meaning set forth in Section 3.1(c).

“Corporate Records” means the corporate records of all members of the Company Group, including (i) all charter documents and by-laws, (ii) all minutes of meetings and resolutions of stockholders and directors (and any committees), (iii) the stock certificate books, securities register, register of transfers and register of directors, and (iv) any other documents required to be kept by applicable Law.

“Damages” means any loss, liability, claim, damage (including incidental but excluding consequential damages and lost profits (except to the extent arising from third party claims)) or expense (including legal expenses) whether resulting from any action, suit, proceeding, arbitration, claim or demand that is instituted or asserted by a third party or any cause, matter, thing, act, omission or state of facts not involving a third party.

“Derivative Securities” has the meaning set forth in Section 3.1(i).

“Direct Claim” means any cause, matter, thing, act, omission or state of facts not involving a Third Party Claim which entitles an Indemnified Person to make a claim for indemnification under this Agreement.

“Disclosure Schedules” means those schedules attached hereto and delivered by the Company to SMGI, which shall be divided into sections containing the disclosure information required in each such section by the terms of this Agreement.

“Employee Plans” means all the employee benefit, fringe benefit, supplemental employment benefit, bonus, incentive, deferred compensation, profit sharing, savings sharing, termination, change of control, pension, retirement, stock option, stock purchase, phantom stock, severance, stock appreciation, health, welfare, medical, dental, disability, life insurance and similar plans, programs, arrangements or practices relating to the current or former employees, officers or directors of the Company Group maintained, sponsored or funded by any member of the Company Group, whether written or oral, funded or unfunded, insured or self-insured, registered or unregistered other than government-sponsored employment insurance, workers compensation, health insurance and pension plans, including, without limitation, all “employee benefit plans” as defined in Section 3(3) of the ERISA.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time, the rules and regulations promulgated thereunder and any successor statute.

“ERISA Affiliate” has the meaning set forth in Section 3.1.

“Financial Statements” means the audited and unaudited consolidated financial statements of the Company for the fiscal years ended December 31, 2006, 2007 and 2008, and the period(s) ended July 31, 2009.

“GAAP” means, at any time, accounting principles generally accepted in the United States of America, at the relevant time applied on a consistent basis.

“Governmental Entity” means any (i) multinational, federal, state, provincial, municipal, local or other governmental or public department, central bank, court, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) any subdivision or authority of any of the foregoing, or (iii) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the above and includes a stock exchange or self-regulatory body.

“Indemnified Person” means a Person with indemnification rights or benefits under Section 10.3 or 10.4 of this Agreement.

“Independent Director” has the meaning set forth in Section 6.1(e) as modified by Section 10.4(5).

“Indemnifying Party” means a party against which a claim may be made for indemnification under this Agreement.

“Intellectual Property” means any and all of the following: (i) proprietary and non-public business information, including inventions (whether patentable or not), invention disclosures, improvements, trade secrets, know-how, processes, designs, technology, technical data, schematics and formulae, and documentation relating to any of the foregoing; (ii) works of authorship, including computer programs, source code, and executable code, whether embodied in software, firmware or otherwise, documentation, files, and records; (iii) copyrights, copyright registrations and applications for copyright registration; (iv) trade names, business names, corporate names, domain names, website names and world wide web addresses, registered and unregistered trade-marks, trade-mark applications, trade dress and logos, service marks, certification marks and the goodwill associated with any of the foregoing;  and (v) proprietary and confidential business information including know-how, inventions, discoveries, improvements, concepts, ideas, methods, processes, designs, formulae, technical data, drawings, specifications, research and development information and other proprietary and confidential information, including customer lists, business plans and marketing plans, in each case to the extent not included in the foregoing subparagraphs, but excluding any of the foregoing that is generally known or available to the public (collectively, “Trade Secrets”).

“Interim Period” means the period between the date of this Agreement and the Closing Date.

“Laws” means any and all applicable laws including all domestic or foreign, federal, state, provincial or local statutes, codes, ordinances, decrees, rules, regulations, municipal by-laws, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, decisions, rulings or awards, policies, notices, guidelines, including, without limitation, any and all by-laws, rules, regulations, policies, guidelines, orders, decisions, rulings or awards, of any applicable stock exchanges and self-regulatory organizations and general principles of common and civil law and equity, binding on or affecting the Person referred to in the context in which the word is used.

“Liabilities” means with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be set forth in the financial statements of such Person.

“Lien” means any mortgage, charge, pledge, hypothecation, security interest, assignment, lien (statutory or otherwise), charge, title retention agreement or arrangement, restrictive covenant or other encumbrance of any nature or any other arrangement, deemed or statutory trust, or condition which, in substance, secures payment or performance of an obligation.  Lien does not include securities law restrictions.

“Loan” has the meaning set forth in the Recitals.

“Material Adverse Effect” means a material adverse effect on the business, assets (including intangible assets), liabilities, financial condition, property, or results of operations of the Company Group, taken as a whole.

“Material Contracts” has the meaning set forth in Section 3.3(c).

“MMA” means mixed martial arts.

“Note” has the meaning set forth in the Recitals

“Order” means any order, ruling, decree, directive, consent, approval, injunction or other similar determination or finding by, before, or under the supervision of any Governmental Authority, arbitrator or mediator and, in the case of a Regulatory Authority, a memorandum of understanding or agreement entered into in the exercise of its supervisory authority.

“Ordinary Course” means, with respect to an action taken by a Person, that such action is taken in the ordinary course of the normal day-to-day operations of the Person.

“Outstanding Debts” means all obligations of the Company for borrowed money and all obligations of the Company evidenced by bonds, debentures, notes, loan agreements or other similar instruments.

“Parties” or “parties” means the Company and SMGI and any other Person who may become a party to this Agreement.

“Pension Plan” has the meaning set forth in Section 3.5(c).

“Person” means a natural person, partnership, limited partnership, limited liability company or partnership, corporation, syndicate, sole proprietorship, company, joint stock company, trust, trustee, executor, administrator or other legal representative, unincorporated association, joint venture or other entity or Governmental Entity, and pronouns have a similarly extended meaning.

“Preferred Shares” has the meaning set forth in Section 2.1.

“Public Statement” means any press release, public statement or announcement with respect to the transactions contemplated by this Agreement.

“Purchase Price” has the meaning set forth in Section 2.1.

“Related Party” means in respect of any member of the Company Group: (i) a Person which alone or in combination with others controlled by such Person holds a sufficient number of securities of the Company Group or has contractual rights binding on the Company sufficient to control any member of the Company Group, (ii) a Person in respect of which a Person referred to in clause (i) above alone or in combination with others controlled by the Person holds a sufficient number of securities or has contractual rights sufficient to control the Person referred to in clause (i) above (but only if the Company knows of the control relationship between the two Persons), (iii) a Person (other than employees of the Company Group) in respect of which any member of the Company Group alone or in combination with others such member controls holds a sufficient number of securities or has contractual rights sufficient to control such Person, (iv) a Person who beneficially owns, directly or indirectly, voting securities of any member of the Company Group or who is known by the Company to exercise control or direction over voting securities of any member of the Company Group or a combination of both carrying more than 10% of the voting rights attached to all voting securities of any member of the Company Group for the time being outstanding, or (v) a director or officer of any member of the Company Group or any Person known to be an immediate relative of such director or officers.

“Series A Certificate of Designation” means the Certificate of Designation, Voting Powers and Preferences of the Series A Convertible Preferred Stock of the Company, which Certificate shall be in the form of Exhibit A or such other form that may be agreed to between the Company and SMGI.

“Series A Preferred Stock” means the preferred stock of the Company designated as Series A Convertible Preferred Stock, which series of preferred stock will be created prior to the Closing by the filing of the Series A Certificate of Designation.

“SMGI” means Stratus Media Group, Inc.

“Stock Option” means any option to acquire shares in the capital of any member of the Company Group.

“Subsidiary” means any corporation, partnership, joint venture or other legal entity of which a Person (either alone or through or together with any other subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity or has, directly or indirectly, the right to appoint a majority of the board of directors or other governing body of such corporation or other legal entity.

“Suppliers” means the suppliers of the Company Group.

“Tax” or “Taxes” means (i) any federal, provincial, state, local or foreign tax, duty, fee, excise, premium, assessment, impost, levy and all taxes, duties, fees, excises, premiums, assessments, imposts, levies and other charges or assessments of any kind whatsoever imposed by any Governmental Entity, whether computed on a separate, consolidated, unitary, combined or other basis, including those levied on, or measured by, or described with respect to, federal, state, local or foreign income, gross receipts, profits, gains, windfalls, capital, capital stock, production, recapture, transfer, land transfer, license, gift, occupation, wealth, environment, net worth, indebtedness, surplus, sales, goods and services, harmonized sales, use, value-added, excise, special assessment, stamp, withholding, business, franchising, real or personal property, health, employee health, payroll, workers’ compensation, employment or unemployment, severance, social services, social security, education, utility, surtaxes, customs, import or export, and including all license and registration fees and all employment insurance, health insurance and government pension plan premiums or contributions; (ii) all interest, penalties, fines additions to tax or other additional amounts imposed by any Governmental Entity on or in respect of amounts of the type described in clause (i) above or this clause (ii); (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period; and (iv) any liability for the payment of any amounts of the type described in clauses (i) or (ii) as a result of any express or implied obligation to indemnify any other Person or as a result of being a transferee or successor in interest to any party.

“Tax Return” means any return, declaration, report, election, notice, designation, filing, claim for refund, or information return or statement relating to any Tax, including any schedule or attachment thereto, and any amendment thereof.

“Third Party Claim” means any action, suit, proceeding, arbitration, claim or demand that is instituted or asserted by a third party against an Indemnified Person which entitles the Indemnified Person to make a claim for indemnification under this Agreement.

Section 1.2     Headings, etc.

The provision of a Table of Contents, the division of this Agreement into Articles and Sections and the insertion of headings are for convenient reference only and are not to affect its interpretation.

Section 1.3     Fully Diluted Basis.

Whenever ownership or holding of a number of shares of Common Stock is determined under this Agreement, subject to the last sentence of Section 2.1, such determination will be made on a fully diluted basis taking into account the issued and outstanding shares of Common Stock and assuming conversion to or exercise for shares of all preferred shares, debentures, options, warrants, convertible securities or other rights exercisable or convertible for shares of Common Stock, including Stock Options whether vested or not.

Section 1.4     Certain Phrases, etc.

In this Agreement and any Ancillary Agreement (i) (a) the words “including” and “includes” mean “including (or includes) without limitation”, and (b) the phrase “the aggregate of”, “the total of”, “the sum of”, or a phrase of similar meaning means “the aggregate (or total or sum), without duplication, of”, and (ii) in the computation of periods of time from a specified date to a later specified date, unless otherwise expressly stated, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.

Section 1.5     Knowledge.

Where any representation or warranty contained in this Agreement or any Ancillary Agreement or in any other document delivered pursuant to this Agreement is expressly qualified by reference to the knowledge of the Company or SMGI, it shall be deemed to refer to the actual knowledge of any and all of the directors and officers of the Company Group or SMGI, as applicable.

Section 1.6     Accounting Terms.

All accounting terms not specifically defined in this Agreement shall be interpreted in accordance with GAAP.

Section 1.7     Incorporation of Schedules.

The schedules attached to this Agreement shall, for all purposes of this Agreement, form an integral part of it.

ARTICLE 2
PREFERRED SHARES AND PURCHASE PRICE

Section 2.1     Preferred Shares.

Subject to the terms and conditions of this Agreement, the Company agrees to issue and sell to SMGI and SMGI agrees to subscribe for and purchase from the Company at the Closing that number of shares of Series A Preferred Stock (the “Preferred Shares”) necessary for SMGI to hold on an as-converted basis, 95% of the issued and outstanding shares of Common Stock of the Company as of the Closing Date, on a fully diluted basis, after giving effect to shares issuable upon conversion of the Preferred Shares.  The parties shall determine the exact number of shares of Series A Preferred Stock to be issued pursuant to this Agreement prior to Closing.  The purchase price payable by SMGI for the Preferred Shares shall be $2.0 million (the “Purchase Price”) payable in cash on the Closing Date less any amount owing pursuant to the Note as provided in Section 5.5.  For avoidance of doubt, the Series A Certificate of Designation shall provide that the amount of shares of Common Stock issuable upon conversion on a cumulative basis shall equal 95% of the sum of (a) the issued and outstanding shares as of the Closing, plus (b) any shares of Common Stock issued after the Closing Date upon exercise or conversion of any Derivative Securities outstanding as of the Closing Date, subject to any adjustment for stock splits, stock dividends, recapitalizations, etc. and in all cases, after giving effect to shares issuable upon conversion of the Preferred Shares.

Section 2.2     Payment of Transfer Taxes.

Other than as set forth in this Agreement, all transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees (including any penalties, and interest) incurred in connection with the issuance by the Company of the Preferred Shares under this Agreement, shall be paid by the Company when due and the Company, will, at its own expense, prepare all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees, and, if required by applicable Law, SMGI will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants as follows to SMGI as of the date hereof and as of the Closing Date and acknowledges and confirms that SMGI is relying on such representations and warranties in connection with the purchase by SMGI of the Preferred Shares and the other transactions contemplated hereby (it being understood that no investigations made by or on behalf of SMGI shall have the effect of waiving, diminishing the scope of, or otherwise affecting any such representations and warranties):

Section 3.1     Corporate Matters

           (a)  Incorporation and Qualification.  The Disclosure Schedules set forth all of the Subsidiaries of the Company and such other entities in which any member of the Company Group has an equity interest. Each member of the Company Group is a corporation incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the corporate power to own or lease and operate its property, carry on its business and enter into and perform its obligations under this Agreement and each of the Ancillary Agreements to which it is a party.  The members of the Company Group are duly qualified, licensed or registered to carry on business in all jurisdictions in which the failure to so qualify would have a Material Adverse Effect. All such jurisdictions are disclosed on the Disclosure Schedules.

           (b)  Validity of Agreement.  The execution, delivery and performance by the Company of this Agreement and each of the Ancillary Agreements to which the Company is a party:

               (i)  have been duly authorized by all necessary corporate action on the part of the Company;

              (ii)  do not and will not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition) constitute or result in a violation or breach of, or conflict with, or allow any other Person to exercise any rights under, any of the terms or provisions of the Company’s charter documents, by-laws or any stockholders agreement relating to the Company;

             (iii)  do not and will not (or would not with the giving of notice, the lapse of time or the happening or any other event or condition) constitute or result in a breach or violation of, or conflict with or allow any other Person to exercise any rights under, any of the terms or provisions of any Contracts, leases or instruments to which the Company is a party or pursuant to which any of its assets or property may be affected, in each case except as would not have a Material Adverse Effect;

              (iv)  will not result in a breach of, or cause the termination or revocation of, any Authorization held by the Company or necessary to the ownership of the Preferred Shares or the operation of the Business, in each case except as would not have a Material Adverse Effect; and

               (v)  will not result in the violation of any Law, except as would not have a Material Adverse Effect.

           (c)  Securities Authorization. The authorization, issuance (or reservation for issuance), sale and delivery of the Preferred Shares and the shares of Common Stock issuable upon conversion thereof (the “Conversion Shares”), has been authorized by all requisite action of both the Company’s Board of Directors and shareholders, as applicable.  The Preferred Shares and the Conversion Shares, when issued in accordance with this Agreement and the Ancillary Agreements, will be validly issued and outstanding, fully paid and nonassessable, with no personal liability attaching to the ownership thereof, free and clear of any Liens whatsoever, other than pursuant to the Agreement and the Ancillary Agreements.

           (d)  Required Authorizations.  Except for the filing of a Form D and a report on Form 8-K, there is no requirement to make any filing with, give any notice to, or to obtain any consent or approval of any Governmental Entity or any other Person, or to obtain any Authorization of, any Governmental Entity as a condition to the lawful completion of the transactions contemplated by this Agreement or any Ancillary Agreement.

           (e)  Required Consents.  There is no requirement to obtain any Consent, approval or waiver of a third party under any Contract as a condition to the completion of the transactions contemplated by this Agreement or the Ancillary Agreements or to avoid potential cancellation or default thereunder.

           (f)  Execution and Binding Obligation.  This Agreement and each of the Ancillary Agreements to which the Company is a party have been or will by the Closing Date have been duly executed and delivered by the Company and constitute or will constitute legal, valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms subject only to any limitation under applicable Laws relating to (i) bankruptcy, winding-up, insolvency, arrangement and other laws of general application affecting the enforcement of creditors’ rights, and (ii) the discretion that a court may exercise in the granting of equitable remedies.

           (g)  Authorized and Issued Capital.

               (i)  The Disclosure Schedules sets forth, as of the date of this Agreement and as of immediately prior to Closing, (i) the authorized capital of the Company, (ii) the number of shares of Common Stock that have been duly issued and are outstanding as fully paid and non-assessable,  and (iii) the number of shares of preferred stock that have been duly issued and are outstanding as fully paid and non-assessable.  On the Closing Date, the Conversion Shares shall represent 95% of the issued and outstanding shares of Common Stock, on a fully diluted basis.

              (ii)  On the Closing Date all of the Purchased Shares shall have been issued in material compliance with all applicable Laws including, without limitation, applicable securities Laws (based in part on the accuracy of the representations in Section 4.1(d) and (e)), and shall have been fully paid and non-assessable.

             (iii)  A true and complete list of the registered holders of the issued and outstanding securities of the Company as of the date hereof (which list consists of the Company’s transfer agent’s list) is set forth in the Disclosure Schedules.

              (iv)  All of the equity interests owned by the Company of each of its Subsidiaries are free and clear of all Liens. All of the issued and outstanding shares of capital stock of each member of the Company Group have been duly authorized and are validly issued, fully paid, and non-assessable.

           (h)  Other Rights.  Except as provided in the Company’s articles of incorporation and bylaws or as contemplated by this Agreement or as set forth in the Disclosure Schedules, there are no outstanding contractual obligations of any member of the Company Group (i) restricting the transfer of; (ii) affecting the voting rights of; (iii) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to; (iv) requiring the registration or sale of; or (v) granting any pre-emptive or anti-dilutive right with respect to, any shares in the capital of any member of the Company Group.  No debt securities of any member the Company Group are issued and outstanding.

           (i)  Derivative Securities.  Except with the respect to the issuance of the Preferred Shares under this Agreement or as set forth on the Disclosure Schedules, there are no outstanding options, Stock Options, warrants, privileges, convertible debentures, agreements or rights to subscribe for or to purchase or which would require the Company to issue, now or in the future, any shares of capital stock or any other securities of the Company (collectively, “Derivative Securities”).

           (j)  No Other Agreements to Purchase.  Except for the rights of SMGI under this Agreement and the Ancillary Agreements, no Person has any written or oral agreement, option or warrant or any right or privilege (whether by Law, pre-emptive or contractual) capable of becoming such for (i) the purchase or acquisition from the Company of any of the Preferred Shares, or (ii) the purchase, subscription, allotment or issuance of any of the unissued shares or other securities of any member of the Company Group.

           (k)  Registration Rights.  The Company is under no obligation to register any of its presently outstanding securities or any of its securities that may be hereafter issued pursuant to this or any other existing agreement, except as provided for in SMGI Rights Agreement.

           (l)  409A. The Company does not have any “nonqualified deferred compensation plan” (as such term is defined under Section 409A(d)(1) of the Code and the Treasury Regulations thereunder) under which the Company Group makes, is obligated to make or promises to make, payments.

           (m)  Corporate Records.  The Corporate Records are complete and accurate in all material respects and all corporate proceedings and actions reflected in the Corporate Records have been conducted or taken in material compliance with all applicable Laws and with the articles of incorporation and by-laws of the applicable member of the Company Group, in all material respects. Without limiting the generality of the foregoing, in respect of each member of the Company Group, in all material respects, (i) the minute books contain complete and accurate minutes of all meetings of the directors and stockholders held since incorporation and all such meetings were properly called and held, (ii) the minute books contain all resolutions passed by the directors and stockholders (and committees, if any) and all such resolutions were properly passed, (iii) the share certificate books, register of stockholders and register of transfers are complete and accurate, all transfers have been properly completed and approved and any tax payable in connection with the transfer of any securities has been paid, and (iv) all former and present directors and officers were properly elected or appointed, as the case may be.

Section 3.2     General Matters Relating to the Business

           (a)  Conduct of Business in Ordinary Course.  Since the Balance Sheet Date, except as described in the Disclosure Schedules, since the Balance Sheet Date each member of the Company Group has not:

               (i)  sold, transferred or otherwise disposed of any Assets except for Assets which are obsolete and which individually or in the aggregate do not exceed $25,000 and except for licenses entered into in the Ordinary Course;

              (ii)  incurred any material liability or obligation (including the borrowing of funds under existing lines of credit or otherwise), or assumed, guaranteed or otherwise became liable with respect to the liabilities of any Person, except in the Ordinary Course;

             (iii)  declared, made, paid or committed to any form of distribution or reduction of the profits of any member of the Company Group or of its respective capital, including any (i) dividend (including stock dividends) or other distribution on any present or future shares of capital stock, (ii) purchase, redemption or retirement or acquisition of any of its shares of capital stock, or any option, warrant or other right to acquire any such shares, or apply or set apart any of its assets therefor, (iii) bonuses to stockholders, (iv) payment on account of loans made to any stockholders of any member of the Company Group , or (v) payment of any bonuses or management fees;

              (iv)  created, allotted or issued any shares of capital stock, or entered into any agreement, or grant any option, right or privilege, whether pre-emptive, contractual or otherwise for the purchase or other acquisition of shares of capital stock or securities convertible into such shares of any member of the Company Group, nor amended its charter documents, changed its capital structure or entered into any agreement or make any offer to do so;

               (v)  discharged any secured or unsecured obligation or liability (whether accrued, absolute, contingent or otherwise) which individually or in the aggregate exceeded $50,000;

              (vi)  made any payment to any employee, officer, manager or director other than salary, commission, bonus or expense reimbursement other than in the Ordinary Course;

             (vii)  made any bonus or profit sharing distribution or similar payment of any kind, or incurred the obligation for the same;

            (viii)  granted any general increase in the rate of wages, salaries, bonuses or other remuneration of any employees of the Company;

              (ix)  made any change to the rate or form of compensation or remuneration payable or to become payable to any of its shareholders, directors, officers, managers, employees, consultants, agents or contractors which is outside of Ordinary Course;

               (x)  entered into any termination, notice, severance, or change of control agreement with any of its shareholders, directors, managers, employees, or consultants or agents;

              (xi)  instituted, adopted or amended (or committed to do so) any Employee Plan;

             (xii)  written off as uncollectible any material amount of accounts receivable not otherwise reserved for;

            (xiii)  made any material Tax election or changed any existing material Tax election or settled or compromised any material Tax liability;

             (xiv)  made, or agreed to make, any material change in any method of accounting or auditing practice;

              (xv)  amended or changed its articles of incorporation or by-laws;

             (xvi)  issued or authorized for issuance any shares of its capital stock;

            (xvii)  entered into any “related party transaction” as such term is defined under GAAP; or

           (xviii)  authorized, agreed or otherwise committed, whether or not in writing, to do any of the foregoing.

           (b)  Compliance with Laws.  The Company Group is conducting and, over the past four years has conducted the Business in compliance with all applicable Laws other than acts of non-compliance which, individually or in the aggregate, are not material to the Company Group.

Section 3.3     Matters Relating to the Assets

           (a)  Title to the Assets.  The Company Group owns (with good title) all of the properties and Assets (whether real, personal or mixed and whether tangible or intangible) that it purports to own, including all the properties and assets reflected as being owned by the Company Group in its Books and Records.

           (b)  No Options, etc.  No Person has any written or oral agreement, option, understanding or commitment, or any right or privilege capable of becoming such, for the purchase or other acquisition from any member of the Company Group of any of the Assets.

           (c)  No Breach of Material Contracts.  Except as set forth on the Disclosure Schedules, neither the Company nor any other member of the Company Group is a party to any Material Contract.  Except as set forth in the Disclosure Schedules, the Company has performed all of the obligations required to be performed by it and is entitled to all benefits under, and is not alleged to be in default of, any Material Contract, in each case as would not have a Material Adverse Effect.  Except as disclosed on the Disclosure Schedules, each of the Material Contracts is in full force and effect, unamended, and there exists no default or event of default or event, occurrence, condition or act (including the purchase of the Purchased Shares) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default under any Material Contract, in each case as would not have a Material Adverse Effect.  “Material Contracts” means:

               (i)  any leases;

              (ii)  any continuing Contracts with any Customers or Suppliers which are material to the operation of the Company Group’s Business;

             (iii)  any promissory note, loan agreement or other Contract for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP;

              (iv)  any Contract for capital expenditures in excess of $25,000 in the aggregate;

               (v)  any confidentiality, secrecy or non-disclosure Contract or any Contract limiting the freedom of any member of the Company Group to engage in any line of business, compete with any other Person, operate its assets at maximum production capacity or otherwise conduct its business or to solicit or hire employees;

              (vi)  any Contract with any Related Party;

             (vii)  any agreement of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person;

            (viii)  any Contract in respect of Intellectual Property Rights owned by, licensed to or used by the Company;

              (ix)  any employment, service, union, agency, consulting, contractor, termination and severance contract and agreement, bonus, incentive, deferred compensation, pension, profit sharing, share savings, notice, change of control, stock option, phantom stock plan, employee stock purchase, stock appreciation, health, welfare, medical, dental, disability, life, insurance, retirement or other benefit plan, program, arrangement or practice relating to former and current employees, shareholders, directors, officers, managers, consultants, agents or contractors, or any agreement (oral or written) providing for compensation to be paid subsequent upon the sale of any substantial portion of  outstanding shares in the capital of any member of the Company Group or upon a change of control of any member of the Company Group; and

               (x)  any Contract made out of the Ordinary Course or that is otherwise material to the Company Group.

           (d)  Intellectual Property Rights. The Intellectual Property rights used in whole or in part in, or required for the carrying on of, the Business in the manner heretofore carried on are owned by, or validly licensed to, a member of the Company Group.  All of the Intellectual Property rights owned by the Company Group are in full force and effect and have not been used or enforced or failed to be used or enforced in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability thereof.  No member of the Company Group is bound by any agreement or other obligation whatsoever that limits or impairs its ability to sell, transfer, assign, convey or license, or that otherwise affects the Company’s Intellectual Property rights.  The Company has taken commercially reasonable steps to require current or former employees, consultants, and contractors of the Company Group that have created or contributed to Company Intellectual Property to assign to the Company Group all of their right, title, and interest in such Company Intellectual Property, and to the Company’s knowledge, no party to any such agreement(s) is in breach thereof.  The Company Group has made all prudent and reasonable efforts to ensure that all registrations, assignments and filings necessary to preserve the rights of the Company Group in their Intellectual Property have been made with the appropriate authorities in all relevant jurisdictions and are in good standing.  Except as set forth in the Disclosure Schedules, the Company Group owns all right, title, and interest free and clear of any and all liens or other encumbrances, in and to all the Company Intellectual Property.

           (e)  No Infringement of Intellectual Property.  The conduct of the Business does not infringe upon the Intellectual Property rights of any other Person.  The Company Group has not received any written, or to the knowledge of the Company, any oral, communications alleging that any member of the Company Group has violated or, by conducting its business as presently proposed, would violate any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person or entity.  To the knowledge of the Company, none of its employees are obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court of administrative agency, that would materially interfere with their duties to the Company Group or that would materially conflict with the Business.

           (f)  No Order.  There are no consents, settlements, judgments, injunctions, decrees awards, stipulations, orders, or inner parties decisions, or government-imposed written or statutory obligations to which the Company is a party or are otherwise bound that do, or to the knowledge of the Company may: (i) restrict the rights of the Company Group to use, transfer, license, or enforce any of the Company Intellectual Property, or (ii) restrict the conduct of the business of the Company Group in order to accommodate a third party’s Intellectual Property Rights; or (iii) grant any third party any right with respect to any Company Intellectual Property.

           (g)  Employee Intellectual Property Matters.  Neither the execution nor delivery of this Agreement, nor the carrying on of the Business by the employees of the Company Group, nor the conduct of the Business as presently conducted, will, to the knowledge of the Company, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under any Contract, covenant or instrument under which any employee of the Company is now obligated.

Section 3.4     Financial Matters

           (a)  Books and Records.  All accounting and financial Books and Records have been fully, properly and accurately kept and completed in all material respects.

           (b)  Financial Statements.  The Financial Statements have been prepared in accordance with GAAP applied on a basis consistent with those of previous fiscal years, are accurate and complete in all material respects and present fairly:

               (i)  The assets, liabilities, (whether accrued, absolute, contingent or otherwise) and financial position of the Company as at the dates of the relevant statements; and

              (ii)  The results of operations of the Company during the periods covered by the Financial Statements.

The Financial Statements include all adjustments (consisting of only normal accruals) that are necessary for a fair presentation of the consolidated financial position of the Company and the results of operation of the Company as of the date thereof and the periods covered thereby.  True, correct and complete copies of the Financial Statements are included in the Disclosure Schedules.

           (c)  No Liabilities.  Except as reflected or reserved against in the Balance Sheet forming part of Financial Statements or as set forth on the Disclosure Schedules, the Company Group has no Liabilities required by GAAP to be disclosed or accrued and are not so disclosed or accrued nor is the Company a party to or bound by any agreement of guarantee, support, indemnification, assumption, or endorsement of, or any other similar commitment with respect to the Liabilities or indebtedness of any Person, except for current liabilities incurred in the Ordinary Course since the Balance Sheet Date which liabilities in the aggregate are not material or are otherwise disclosed in the Disclosure Schedules.

           (d)  Related Party Transactions.  Except as set forth in the Disclosure Schedules, no member of the Company Group has made any payment or loan to, or has borrowed any monies from or is otherwise indebted to, any Related Party, any stockholder of the Company Group or any other Person with whom the Company Group is not dealing at arm’s length or any Affiliate of any of the foregoing, except as disclosed in the Financial Statements or for usual employment compensation and benefits paid in the Ordinary Course.  Except as set forth in the Disclosure Schedules and Contracts of employment, no member of the Company Group is a party to any Contract with any Related Party or any other Person with whom the Company Group is not dealing at arm’s length or any Affiliate of any of the foregoing.

           (e)  Internal Controls.  The Company Group has devised and maintained systems of internal accounting controls with respect to its business sufficient to provide reasonable assurances that (i) all transactions are executed in accordance with management’s general or specific authorization, (ii) all transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain proper accountability for items, (iii) access to its property and assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

Section 3.5     Particular Matters Relating to the Business

           (a)  Employees.

               (i)  The Company Group has complied in all material respects with all Laws relating to the hiring of employees and the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, verification of employment authorization, collective bargaining and the payment of social security and other Taxes, and, except as would not have a Material Adverse Effect, there are no outstanding or threatened claims, complaints, investigations or orders under any such Laws nor are there any circumstances, to the knowledge of the Company, that are likely to give rise to such a claim.

              (ii)  The Company represents and warrants that:  (i) no managerial employee and no group employees of the Company Group have informed the Company in writing of any plans to terminate his, her or their employment with the Company; and (ii) the Company is not delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them to date or amounts required to be reimbursed to such employees and upon any termination of the employment of any such employees.  The Company is not a party to or bound by any collective bargaining agreement or union contract.

           (b)  Employee Plans.

               (i)  The Disclosure Schedules lists and describes all Employee Plans.  The Company will furnish to SMGI true, correct and complete copies of all the Employee Plans as amended as of the date hereof, together with all related documentation including, without limitation, funding and investment management agreements, all material employee communications by the plan administrator of any Employee Plan (including, but not limited to, summary plan descriptions and summaries of material  modifications), the most recent annual reports, actuarial reports, financial statements and asset  statements, all material opinions and memoranda (whether externally or internally prepared) and all material correspondence with all Governmental Entities or other relevant persons, as well as the three most recent reports filed on Forms 5500, including all attachments and schedules, prepared in connection with each Employee Plan for which a Form 5500 filing is required under ERISA.  No changes have occurred or are expected to occur which would materially affect the information contained in the actuarial reports, financial statements or asset statements required to be provided to SMGI pursuant to this provision.

              (ii)  All of the Employee Plans are and have been established, registered, qualified, maintained, invested and administered, in all material respects, in accordance with their terms and all applicable Laws, including ERISA, and including all Tax Laws where qualification or other compliance is required for preferential tax treatment.

             (iii)  There has been no amendment to, written interpretation of announcement (whether or not written) by any member of the Company Group relating to, or change in employee participation or coverage under, any Employee Plan that would be reasonably expected to increase materially the expense of maintaining such Employee Plans.  The execution of this Agreement and the consummation of the transactions contemplated hereby (including the purchase of the Purchased Shares) do not and will not constitute an event under any Employee Plan, which either alone or upon the occurrence of the subsequent event will result in any material payment, acceleration, vesting or material increase in benefits to any employee, former employee or director or former director of the Company Group or any spouse, dependent or heir thereof.

              (iv)  There are no pending or, to the knowledge of the Company, threatened (A) claims, suits or other proceedings by any employees, former employees or plan participants or the beneficiaries, spouses or representatives of any of them, other than ordinary and usual claims for benefits by participants or beneficiaries, or (B) suits, investigations or other proceedings by any governmental entity, of or against any Employee Plan, the assets held thereunder, the trustee of any such assets, or the Company relating to any of the Employee Plans.

               (v)  No insurance policy or any other agreement affecting any Employee Plan requires or permits a retroactive increase in contributions, premiums or other payments due thereunder.  The level of insurance reserves under each insured Employee Plan is reasonable and sufficient to provide for all incurred but unreported claims.  Each member of the Company Group has made all required contributions under each Pension Plan on a timely basis or, if not yet due, adequate accruals therefore have been provided for in the Financial Statements.

              (vi)  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement will not (alone or in combination with any other event) result in an increase in the amount of compensation and benefits or the acceleration of the vesting or timing of payment of any compensation or benefits payable to or in respect of any current or former employee, officer, director or independent contractor of the Company Group or any increased or accelerated funding obligation with respect to any Employee Plan.

           (c)  Insurance.  All the insurable properties of the Company, if applicable, are insured for the Company’s benefit in amounts and against risks that are reasonable under policies in effect and issued by insurers of recognized responsibility.

           (d)  Litigation.  Except as disclosed in the Disclosure Schedules, there are no actions, suits or proceedings, at law or in equity, by any Person (including, without limitation, any member of the Company Group), nor any arbitration, administrative or other proceeding by or before (or to the knowledge of the Company any investigation by) any Governmental Entity pending, or, to the knowledge of the Company, threatened against or affecting any member of the Company Group, the Business or any of the Assets, and to the knowledge of the Company, there is no valid basis for any such action, suit, proceeding, arbitration or investigation by or against any member of the Company Group, the Business or the Assets, in each case except as would not have a Material Adverse Effect.  No member of the Company Group is subject to any judgment, order or decree entered in any lawsuit or proceeding nor has any member of the Company Group settled any claim prior to being prosecuted in respect of it in each case except as would not have a Material Adverse Effect.  No member of the Company Group is the plaintiff or complainant in any action, suit or proceeding.

           (e)  Taxes.

               (i)  (A) All Tax Returns that are required to be filed (taking into account any extensions of time within which to file) by or with respect to the Company Group have been duly and timely filed, and all such Tax Returns are complete and accurate in all material respects, (B) all Taxes due in respect of such Tax Returns referred to in clause (A) have been paid in full, (C) all Taxes that the Company Group is obligated to withhold from amounts owing to any employee, creditor or third party have been paid over to the proper Governmental Authority in a timely manner, to the extent due and payable, (D) the Company Group has not received notice of any proposal or intention by the Internal Revenue Service or the appropriate Tax authority to audit or review the Tax Returns referred to in clause (A) or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, (E) all deficiencies asserted or assessments made as a result of such examinations have been paid in full, (F) no issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (A) are currently pending, and (G) no extensions or waivers of statutes of limitation have been given by or requested with respect to any of its Taxes or those of its Subsidiaries, except for the Tax Return for the year ended December 31, 2008 which is on extension as of the date of this Agreement.  The Company will make available to SMGI true and correct copies of the U.S. federal income Tax Returns filed by the Company Group for the year ended December 31, 2007.  The Company will make available to SMGI true and correct copies of the draft Tax Return for the Company Group for the year ended December 31, 2008, and the Tax Return for the Company Group for the year ended December 31, 2008 as filed if the Company Group files such Tax Return prior to the Closing.  The Company does not believe that it will incur any penalty or other liability in connection with the extension of the filing deadline for the Tax Return for the year ended December 31, 2008.   The information contained such return and report is true, correct and complete and such returns and reports reflect accurately all liability for Taxes of the Company Group for the periods covered thereby.

              (ii)  The Company Group has made adequate provision in accordance with GAAP, in the Financial Statements, for all Taxes that accrued on or before the end of the most recent period covered by the Financial Statements filed prior to the date hereof.

             (iii)  No member of the Company Group is a party to any Tax allocation or sharing agreement, is or has been a member of an affiliated group filing consolidated or combined Tax returns (other than a group over which it is or was the common parent) or otherwise has any liability for the Taxes of any Person (other than its own Taxes and those of its Subsidiaries).

              (iv)  No Liens for Taxes exist with respect to any of the assets or properties of the Company Group, except for statutory Liens for Taxes not yet due and payable or that are being contested in good faith and reserved for in accordance with GAAP.  No member of the Company Group has been a party to any distribution occurring during the last three years in which the parties to such distribution treated the distribution as one to which Section 355 of the IRC applied.

               (v)  There is no pending or threatened claim, action, suits, audit, proceeding or investigation against any member of the Company Group for the assessment or collection of any Taxes and the Company knows of no valid basis for any such claim, action, suit, audit, proceeding or investigation. There are no requests for rulings, subpoenas or requests for information pending with respect to any taxing authority.

           (f)  Privacy.  Each member of the Company Group is, and has for the past five years been, conducting the Business in material compliance with all applicable Laws governing privacy and the collection, use and/or disclosure of personal information.  Each member of the Company Group has implemented commercially reasonable protections against any unauthorized disclosure, access or transfer of personal information and, to the knowledge of the Company, there has been no unauthorized disclosure, access or transfer of personal information collected by each member of the Company Group, except where such unauthorized disclosure would not have a Material Adverse Effect.

           (g)  No Brokers.  No broker, finder, investment banker or other Person is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement.

           (h)  Full Disclosure.  To the Company’s knowledge, neither this Agreement nor any Ancillary Agreement to which the Company is a party (i) contains any untrue statement of a material fact in respect of the Company, the affairs, prospects, Liabilities, operations or condition of the Company Group, the Assets or the Business, or (ii) omits any statement of a material fact necessary in order to make the statements in respect of the Company, the affairs, prospects, Liabilities, operations or condition of the Company Group, the Assets or the Business contained herein or therein, in light of the circumstances in which they are made, not misleading.  This representation shall not operate to require disclosure (or create liability for non-disclosure) of any fact or agreement, or matter that, pursuant to the terms of any other representation in this Section, is excluded from disclosure, or is permitted to not be disclosed.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF SMGI

Section 4.1     Representations and Warranties of SMGI.

SMGI represents and warrants as follows to the Company as of the date hereof and as of the Closing Date and acknowledges and confirms that the Company is relying on such representations and warranties in connection with the sale by the Company of the Preferred Shares and the other transactions contemplated hereby (it being understood that no investigations made by or on behalf of the Company shall have the effect of waiving, diminishing the scope of, or otherwise affecting any such representations and warranties):

           (a)  Incorporation and Corporate Power.  SMGI is a corporation incorporated and existing under the laws of Nevada and has the corporate power and authority to enter into and perform its obligations under this Agreement and each of the Ancillary Agreements to which it is a party.

           (b)  Validity of Agreement.  The execution, delivery and performance by SMGI of this Agreement and each of the Ancillary Agreements to which it is a party:

               (i)  have been duly authorized by all necessary corporate action on the part of SMGI.

              (ii)  do not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition) result in a violation or breach of, or conflict with, or allow any other reason to exercise any rights under, any of the terms or provisions of its certificate of incorporation or by-laws; and

             (iii)  will not result in the violation of any Law.

           (c)  Execution and Binding Obligation.  This Agreement and each of the Ancillary Agreements to which SMGI is a party have been, or will by the Closing Date have been, duly executed and delivered by SMGI and constitute, or will constitute, legal, valid and binding obligations of SMGI, enforceable against it in accordance with their respective terms subject only to any limitation under applicable laws relating to (i) bankruptcy, insolvency, arrangement or other similar laws of general application affecting creditors’ rights, and (ii) the discretion that a court may exercise in the granting of equitable remedies.

           (d)  Experience.  SMGI is an accredited investor within the meaning of Regulation D promulgated by the Securities and Exchange Commission (the “SEC”) and, by virtue of its experience in evaluating and investing in private placement transactions of securities in companies similar to the Company, it is capable of evaluating the merits and risks of its investment in the Company and has the capacity to protect its own interests.

           (e)  Investment.  SMGI is acquiring the Preferred Shares for investment for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution of any part thereof.  SMGI understands that the Preferred Shares to be acquired have not been registered under the Securities Act of 1933, as amended (the “Securities Act of 1933”) or applicable state and other securities laws by reason of a specific exemption from the registration provisions of the Securities Act of 1933 and applicable state and other securities laws, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of its representations as expressed herein.

           (f)  Restrictions on Transfer.  SMGI acknowledges and understands that it must bear the economic risk of this investment for an indefinite period of time because the Preferred Shares must be held indefinitely unless subsequently registered under the Securities Act of 1933 and applicable state and other securities laws or unless an exemption from such registration is available.  SMGI understands that any transfer agent of the Company will be issued stop-transfer instructions with respect to the Preferred Shares, unless any transfer thereof is subsequently registered under the Securities Act of 1933 and applicable state and other securities laws or unless an exemption from such registration is available.

           (g)  Restrictive Legend.

               (i)  Each certificate representing the Purchased Shares may be endorsed with a legend substantially similar to the following:

THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT COVERING SUCH SECURITIES, THE TRANSFER IS MADE IN COMPLIANCE WITH RULE 144 PROMULGATED UNDER SUCH ACT OR THE COMPANY RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER OF THESE SECURITIES REASONABLY SATISFACTORY TO THE COMPANY, STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SUCH ACT.

THE CORPORATION WILL FURNISH WITHOUT CHARGE TO EACH STOCKHOLDER WHO SO REQUESTS THE POWERS, DESIGNATIONS, PREFERENCES AND RELATIVE, PARTICIPATING, OPTIONAL, OR OTHER SPECIAL RIGHTS OF THE SERIES A CONVERTIBLE PREFERRED STOCK AND THE QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS OF SUCH PREFERENCES AND/OR RIGHTS.

              (ii)  Each certificate representing the Purchased Shares may also be endorsed with any other legends required by applicable state securities laws.

             (iii)  The Company need not register a transfer of any Purchased Shares, and may also instruct its transfer agent, if any, not to register the transfer of the Purchased Shares, unless the conditions specified in the foregoing legends are satisfied.

           (h)  Acknowledgement of Status of the Company.  SMGI understands that the Company is delinquent in its filings with the SEC and is not currently conducting any operations.

           (i)  Availability of Funds.  SMGI currently has under its control all funds necessary to consummate the purchase of the Preferred Shares, and that such funds, upon satisfaction of the closing conditions in favor of SMGI, are readily available to SMGI to purchase the Preferred Shares.

ARTICLE 5
PRE-CLOSING COVENANTS OF THE PARTIES

Section 5.1     Conduct of Business Prior to the Closing.

       (1)  During the Interim Period, each member of the Company Group shall conduct the Business in the Ordinary Course.

       (2)  Without limiting the generality of Section 5.1(1), no member of the Company Group shall:

           (a)  if such member is a corporation (i) amend or propose to amend its articles of incorporation or its bylaws, (ii) split, combine, subdivide or reclassify any shares of outstanding capital stock, (iii) declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise, or make any other distribution in respect of any shares of its capital stock, or (iv) repurchase, redeem or otherwise acquire, or modify or amend, any shares of its capital stock or any other securities or any rights, warrants or options to acquire any such shares or other securities;

           (b)  issue, sell, pledge, grant or dispose of, or agree to issue, sell, pledge, grant or dispose of, any additional shares of, or any options, warrants or rights of any kind to acquire any shares of, its capital stock of any class or any debt or equity securities convertible into or exchangeable for its capital stock, other than the issuance of employee options and the shares issuable upon exercise thereof;

           (c)  (i) make any acquisition of any capital stock, assets or businesses of any other Person other than expenditures for current assets in the Ordinary Course and expenditures for fixed or capital assets in the Ordinary Course, or (ii) sell, pledge, dispose of or encumber any assets or businesses that are material to the Company Group, except (A) sales, leases, rentals and licenses in the Ordinary Course, (B) pursuant to contracts that are in force at the date of this Agreement and are disclosed in the Disclosure Schedules, or (C) dispositions of obsolete or worthless assets;

           (d)  make any capital expenditure or commitment to do so which individually or in the aggregate exceeds $10,000;

           (e)  discharge any secured or unsecured obligation or liability (whether accrued, absolute, contingent or otherwise) which individually or in the aggregate exceeds $10,000;

           (f)  increase its indebtedness for borrowed money or make any loan or advance or assume, guarantee or otherwise become liable with respect to the liabilities or obligations of any Person;

           (g)  remove the Company’s firm of independent auditors or any director or terminate any officer (other than a termination for cause);

           (h)  cancel or waive any material claims or rights;

           (i)  cancel or reduce any of its insurance coverage;

           (j)  adopt a plan or agreement of complete or partial liquidation or dissolution; or

           (k)  authorize, agree, or otherwise commit, whether or not in writing, to take any of the foregoing actions.

Section 5.2     Access for Due Diligence.

       (1)  The Company shall (i) permit SMGI and its employees, agents, counsel, accountants or other representatives and advisers, between the date hereof and the Closing, without undue interference to the ordinary conduct of the Business, to have reasonable access during normal business hours and upon reasonable notice to (w) the premises of the Company, (x) the Assets and, in particular to any information, including all Books and Records whether retained by the Company or otherwise, (y) all Contracts and leases, and (z) the senior personnel of the Company, and (ii) furnish to SMGI or its employees, agents, counsel, accountants or other representatives and advisers such financial and operating data and other information with respect to the Assets and the Company as SMGI shall from time to time reasonably request.

       (2)  SMGI shall permit the Company and its employees, agents, counsel, accountants or other representatives and advisors to have reasonable access to all Books and Records of SMC.

       (3)  No investigations made by or on behalf of either Party, whether under this Section 5.2 or any other provision of this Agreement or any Ancillary Agreement shall have the effect of waiving, diminishing the scope of, or otherwise affecting any representation or warranty made in this Agreement or any Ancillary Agreement, except as otherwise provided in Article 10 with respect to a Party right to indemnification if it has actual knowledge of a breach of, or an inaccuracy in, a representation or warranty.

Section 5.3     Actions to Satisfy Closing Conditions.

       (1)  The Company shall use commercially reasonable efforts to ensure satisfaction of all of the conditions set forth in Section 6.1 including ensuring that, during the Interim Period and at the Closing, there is no breach of any of its representations and warranties.

       (2)  SMGI shall take all such actions as are within its power to control and shall use its commercially reasonable efforts to cause other actions to be taken which are not within its power to control, so as to ensure satisfaction of all of the conditions set forth in Section 6.2 including ensuring that, during the Interim Period and at the Closing, there is no breach of any of its representations and warranties.

Section 5.4     Notice of Untrue Representation or Warranty.

The Company shall promptly notify SMGI, and SMGI shall promptly notify the Company, upon it becoming aware that any representation or warranty made by it contained in this Agreement or any Ancillary Agreement becoming untrue or incorrect during the Interim Period materially untrue or incorrect, and for the purposes of this Section 5.4, each representation and warranty shall be deemed to be given at and as of all times during the Interim Period.  Any such notification shall set out particulars of the untrue or incorrect representation or warranty and details of any actions being taken to rectify that state of affairs.  No notification made by or on behalf of SMGI, on the one hand, or the Company, on the other hand, whether under this Section 5.4 or any other provision of this Agreement or any Ancillary Agreement, shall have the effect of waiving, diminishing the scope of, or otherwise affecting any representation or warranty made in this Agreement, except as otherwise provided in Article 10 with respect to SMGI’s right to indemnification if it has actual knowledge of a breach of, or an inaccuracy in, a representation or warranty.

Section 5.5     Use of the Purchase Price.  The Purchase Price shall be used as follows:

               (i)  the payment of the outstanding Liabilities of the Company as such Liabilities may be renegotiated (other than the Closing Payments in accordance with Section 5.6);

              (ii)  for general working capital and other corporate purposes; and

             (iii)  repayment of all amounts due under the Note.

Section 5.6     Closing Uses of Purchase Price.  SMGI agrees and acknowledges that as a condition to Closing, ProElite shall pay, not later than the Closing, the amounts set forth on Schedule 5.6 to the persons listed thereon (the “Closing Payments”).  The source of such payments may be existing ProElite cash or the capital SMGI is investing in connection with this Agreement.

Section 5.7     Proof of Funds.  SMGI agrees to promptly provide the Company with proof of availability of funds to purchase the Preferred Shares as the Company may reasonably request.

Section 5.8     Use of Loan Proceeds.  The Company shall use the proceeds from the Loan in accordance with Schedule 5.8.

ARTICLE 6
CONDITIONS OF CLOSING

Section 6.1     Conditions for the Benefit of SMGI.

The purchase and sale of the Preferred Shares and the consummation of the other transactions contemplated by this Agreement is subject to the following conditions to be fulfilled or performed prior to the Closing, which conditions are for the exclusive benefit of SMGI and may be waived, in whole or in part, by SMGI in its sole discretion:

           (a)  Truth of Representations and Warranties.  The representations and warranties of the Company contained in this Agreement or in any Ancillary Agreement, shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of such date (except for representations and warranties that by their express terms are made as of a specific date), and the Company shall have executed and delivered a certificate to that effect with respect to its representations and warranties.  The receipt of such certificates and the Closing shall not constitute a waiver by SMGI of any of such representations and warranties of the Company, except if and to the extent that SMGI had actual knowledge prior to the Closing Date of a breach of, or an inaccuracy in, any such representation or warranty.  Upon the delivery of such certificates, such representations and warranties of the Company shall be deemed to have been made on and as of the Closing Date with the same force and effect as if made on and as of such date (except for representations and warranties that by their express terms are made as of a specific date).

           (b)  Performance of Covenants.  The Company shall have in all material respects fulfilled or complied with all covenants contained in this Agreement and in any Ancillary Agreement to be fulfilled or complied with by the Company at or prior to the Closing Date, and the Company shall have executed and delivered a certificate to that effect with respect to its covenants.  The receipt of such certificate and the Closing shall not constitute a waiver by SMGI of any of the covenants of the Company, except if and to the extent that SMGI had actual knowledge prior to the Closing Date that any such covenant was not fulfilled or complied with.

           (c)  Shareholder Approvals.  The Company shall have received any consent or approvals necessary for the completion of the transactions contemplated by this Agreement, including but not limited to, consents or approval to approve the Series A Certificate of Designation.

           (d)  Deliveries.  The Company shall deliver or cause to be delivered to SMGI (unless otherwise indicated) the following in form and substance reasonably satisfactory to SMGI, acting reasonably:

               (i)  a stock certificate registered in SMGI’s name, representing the Preferred Shares;

              (ii)  evidence of the filing of the Series A Certificate of Designation with the Secretary of State of the State of New Jersey;

             (iii)  evidence of the appointment by the Board of Directors of the two designees of SMGI, the resignation of all members of the Board of Directors and the appointment of [Douglas DeLuca] (the “Independent Director”);

              (iv)  a certificate of the Secretary of the Company dated as of the Closing Date, certifying:  (A) the Company’s articles of incorporation and bylaws, as in effect on the date hereof, as true and complete and attaching certified copies of same; (B) as to the incumbency and genuineness of the specimen signatures of each officer of the Company executing any of the Agreement or the Ancillary Agreements; (C) the resolutions of the Board and the security holders of the Company, as applicable, authorizing the execution, delivery and performance of the Agreement and the Ancillary Agreements to which the Company is a party and the consummation of the transactions contemplated thereby, as true and complete and attaching copies of same; and (D) that all consents, approvals and other actions of, and notices and filings with, all entities and persons as may be necessary or required with respect to the execution by the parties of the transactions contemplated hereby, have been obtained or made;

               (v)  the officer’s certificates contemplated by Sections 6.1(a) and (b) hereof;

              (vi)  good standing certificates of the members of the Company, as of a date not more than five (5) days prior to the Closing Date, issued by the Secretary of State of the State of New Jersey;

             (vii)  such other documents as SMGI may reasonably request.

           (e)  Proceedings.  All proceedings to be taken by the Company in connection with the transactions contemplated in this Agreement, and the Ancillary Agreements shall be reasonably satisfactory in form and substance to SMGI, acting reasonably, and SMGI shall have received copies of all instruments and other evidence as it may reasonably request in order to establish the consummation of such transactions and the taking of all necessary proceedings in connection therewith.

           (f)  No Legal Action.  No action, proceeding, inquiry, investigation or request for information, including notice of any of the foregoing, by any Person (other than SMGI) shall be pending, proposed, threatened or ongoing in any jurisdiction which could, in the reasonable opinion of SMGI and its counsel, potentially result in a restriction, limitation, injunction or prohibition on or of, or any other adverse effects on any of the transactions contemplated by this Agreement.

           (g)  No Material Adverse Change.  On the Closing Date, there shall not have been any Material Adverse Effect, from the date hereof excluding any such material adverse effect that results from changes in political conditions or from changes in general business, economic or market conditions.

           (h)  Slice Release.  Release of the Company by Kimbo Slice;

           (i)  Arrangements with Management.  Employment/consulting arrangements on terms reasonably satisfactory to SMGI shall have been entered into with William Kelly, Eric Ficksman and Dale Bolen;

           (j)  Financial Records.  SMGI shall have received confirmation reasonably satisfactory to SMGI that the financial records of the Company are such that (a) they will enable the Company to become current in its filings with the SEC without undue expense and (b) SMGI will be able to timely file by amendment the Company financial statements as required under Form 8-K;

           (k)  Resignation of Officers.  Except with respect to those management personnel referred to in (i) above, all officers of the Company shall have resigned.

Section 6.2     Conditions for the Benefit of the Company.

The purchase and sale of the Preferred Shares is subject to the following conditions to be fulfilled or performed prior to the Closing, which conditions are for the exclusive benefit of the Company and may be waived, in whole or in part, by the Company in its sole discretion:

           (a)  Truth of Representations and Warranties.  The representations and warranties of SMGI contained in this Agreement and in any Ancillary Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of such date (except for representations and warranties that by their express terms are made as of a specific date), and SMGI shall have executed and delivered a certificate to that effect.  The receipt of such certificate and the Closing shall not constitute a waiver of the representations and warranties of SMGI which are contained in this Agreement or any Ancillary Agreement, except if and to the extent that the Company had actual knowledge prior to the Closing Date of a breach of, or an inaccuracy in, any such representation or warranty.   Upon delivery of such certificate, the representations and warranties of SMGI in Article 4 shall be deemed to have been made on and as of the Closing Date with the same force and effect as if made on and as of such date (except for representations and warranties that by their express terms are made as of a specific date).

           (b)  Performance of Covenants.  SMGI shall have in all material respects fulfilled or complied with all covenants contained in this Agreement and in any Ancillary Agreement to be fulfilled or complied with by it at or prior to the Closing and SMGI shall have executed and delivered a certificate to that effect.  The receipt of such certificate and the Closing shall not constitute a waiver by the Company of the covenants of SMGI which are contained in this Agreement or any Ancillary Agreement; except if and to the extent that the Company had actual knowledge prior to the Closing Date that any such covenant was not fulfilled or complied with.

           (c)  Deliveries.  SMGI shall deliver or cause to be delivered to the Company the following in form and substance satisfactory to the Company acting reasonably:

               (i)  a bank draft, certified check or wire transfer of immediately available funds payable to the Company in an amount equal to the Purchase Price;

              (ii)  assignment of the Transferred Event to the Company;

             (iii)  a certificate of the Secretary of SMGI dated as of the Closing Date, certifying:  (A) SMGI’s articles of incorporation and bylaws, as in effect on the date hereof, as true and complete and attaching certified copies of same; (B) as to the incumbency and genuineness of the specimen signatures of each officer of SMGI executing any of the Agreement or the Ancillary Agreements; (C) the resolutions of the Board, authorizing the execution, delivery and performance of the Agreement and the Ancillary Agreements to which SMGI is a party and the consummation of the transactions contemplated thereby, as true and complete and attaching copies of same;

              (iv)  the certificates referred to in Section 6.2(a) and Section 6.2(b);

               (v)  good standing certificates of SMGI as of a date not more than five (5) days prior to the Closing Date, issued by the Secretary of State of the State of Nevada;

              (vi)  a Release in substantially the form of Exhibit B hereto; and

             (vii)  such other documents as the Company may reasonably request.

           (d)  Proceedings.  All proceedings to be taken by SMGI in connection with the transactions contemplated in this Agreement and any Ancillary Agreement shall be reasonably satisfactory in form and substance to the Company, acting reasonably, and the Company shall have received copies of all the instruments and other evidence as it may reasonably request in order to establish the consummation of such transactions and the taking of all corporate proceedings in connection therewith.

           (e)  No Legal Action.  No action, proceeding, inquiry, investigation or request for information, including notice of any of the foregoing, by any Person (other than the Company) shall be pending, proposed, threatened or ongoing in any jurisdiction which could, in the reasonable opinion of the Company and its counsel, potentially result in a restriction, limitation, injunction or prohibition on or of, or any other adverse effects on any of the transactions contemplated by this Agreement.

ARTICLE 7
CLOSING

Section 7.1     Date, Time and Place of Closing.

The completion of any transactions of purchase and sale contemplated by this Agreement (the “Closing”) shall take place at the offices of TroyGould PC at 1801 Century Park East, Suite 1600, Los Angeles, California, 90067, one business day after the conditions provided in Article 5 have either been satisfied or waived, or at such other place, on such other date and at such other time as may be agreed upon between the Parties.

ARTICLE 8
POST CLOSING COVENANTS

Section 8.1     Further Assurances.  From time to time after the Closing Date, each party shall, at the request of any other party, execute and deliver such additional conveyances, transfers and other assurances as may be reasonably required to effectively transfer the Purchased Shares to SMGI and carry out the intent of this Agreement and any Ancillary Agreement.

Section 8.2    Announcements.  At all times prior to the Closing, any Public Statement shall be made only with the prior written consent and joint approval of the Company and SMGI, unless such Public Statement is required by Law or by any stock exchange, in which case the party (or its Affiliate) required to make the Public Statement shall use its commercially reasonable efforts to obtain the approval of the other party as to the form, nature and extent of the disclosure.  After the Closing, any Public Statement by the Company shall be made only with the prior written consent and approval of SMGI, which approval shall not be unreasonably withheld.

Section 8.3    Conduct of the Company.  As long as SMGI is in control of the Company, SMGI shall:

           (a)  use commercially reasonable efforts to provide to the Company’s shareholders (such as through filings with the SEC or the pink sheets or pursuant to press releases) reasonably prompt information relating to material developments of the Company.

           (b)  not take any action which could result in personal liability to any Company shareholder.

           (c)  cause the Company to reasonably cooperate and provide information as reasonably requested with respect to any claims against the former directors or officers of the Company.

           (d)  not adversely change indemnity rights or limits on liability with respect to the former directors or officers of the Company or its subsidiaries.

           (e)  not make or support claims against the former directors, officers, advisors, bankers and counsel of the Company.

           (f)  not pay any dividends or make redemptions to SMGI or its Affiliates in the first six months after Closing.

           (g)  Not seek to terminate the coverage, including as to amount, that provide insurance to the Company’s directors and officers as of immediately prior to the Closing.

ARTICLE 9
TERMINATION

Section 9.1     Termination Rights.

This Agreement may, by notice in writing given prior to or on the Closing Date, be terminated by:

           (a)  the mutual consent of SMGI and the Company; or

           (b)  the Company, on the one hand, or SMGI, on the other hand, if the Closing has not been completed by October 30, 2009 or such later date as the parties agree to in writing, unless the Closing has not occurred by such date because the party seeking to terminate this Agreement has failed to perform any one or more of its obligations or covenants under this Agreement to be performed at or prior to the Closing.  Notwithstanding the foregoing, if in SMGI’s reasonable determination, the condition set forth in Section 6.1(j) has not been satisfied, SMGI may extend the Closing for up to an additional 15 business days, and in such event, at the request of the Company, will loan the Company up to an additional $100,000 reasonably necessary to satisfy the Company’s working capital expenses for such extended period subject to the reasonable approval of SMGI as to such expenses.

In the event of a termination described in this Section 9.1, each party shall be released from all obligations under this Agreement, save and except for the Parties’ obligations under Section 11.3, 11.4, and 11.5 which shall survive.

Section 9.2     Effect of Termination.  Except for the obligations set forth in Sections 11.3, 11.4, and 11.5, which shall survive any termination of this Agreement, in the event of a termination of this Agreement pursuant to the foregoing provisions of this Article 9, this Agreement shall forthwith become void and have no effect and neither SMGI nor the Company shall have any further liability under this Agreement.  Notwithstanding the foregoing, no termination of this Agreement shall release any party to this Agreement from any liabilities or damages arising out of its fraud or prior breach of this Agreement.

ARTICLE 10
INDEMNIFICATION

Section 10.1     Survival.

       (1)  The representations and warranties set forth in Sections 3.1(a), (b), (f), (g), (i), (j); 3.3(a), (b); 3.5 (b) and (e); and Article IV of this Agreement will survive the Closing and continue in full force and effect for the maximum duration of the statute of limitations applicable to an action arising as a result of a breach of such representation or warranty.  All of the other representations and warranties set forth in this Agreement shall survive the Closing for a period of one year from the Closing, and any claim with respect to such other representations not commenced within such period shall not thereafter be instituted.

Section 10.2     Indemnification in Favor of SMGI.  The Company shall indemnify and save SMGI and its Affiliates and respective stockholders, current and former directors, officers, employees, agents and representatives harmless of and from any Damages suffered by or imposed upon or asserted against any of them as a result of, in respect of, or arising out of:

               (i)  any breach or inaccuracy of any representation or warranty given by the Company contained in Article 3, for which a notice of claim under Section 10.6 has been provided to the Company prior to the end of the applicable time period specified in Section 10.1(1);

              (ii)  any failure of the Company to perform or fulfill any covenant of the Company under this Agreement or any Ancillary Agreement; and

             (iii)  any failure of the Company to transfer good and valid title to the Purchased Shares to SMGI, free and clear of all Liens.

Section 10.3     Indemnification in Favor of the Company.  SMGI will indemnify and save the Company and each of its Affiliates and each of their respective stockholders, current and former directors, officers, employees, agents and representatives harmless of and from, and will pay for, any Damages suffered by, imposed upon or asserted against any of them as a result of, in respect of, connected with, or arising out of, under, or pursuant to:

               (i)  any breach or inaccuracy of any representation or warranty given by SMGI contained in this Agreement or for which a notice of claim under Section 10.6 has been provided to SMGI prior to the end of the applicable time period specified in Section 10.1(1); and

              (ii)  any failure of SMGI to perform or fulfill any of its covenants or obligations under this Agreement or any Ancillary Agreement.

Section 10.4     Notification; SMGI Indemnity Claims.

       (1)  If a Third Party Claim is instituted or asserted against an Indemnified Person, the Indemnified Person must, within 10 days after learning of the Third Party Claim, notify the Indemnifying Party in writing of the Third Party Claim.

       (2)  If an Indemnified Person becomes aware of a Direct Claim, the Indemnified Person must, within 10 days after learning of the Direct Claim, notify the Indemnifying Party in writing of the Direct Claim.

       (3)  Notice to an Indemnifying Party under this Section 10.4 of a Direct Claim or a Third Party Claim is assertion of a claim for indemnification against the Indemnifying Party under this Agreement.  Upon receipt of such notice, the provisions of Section 10.5 will apply to any Third Party Claim.

       (4)  The omission to notify the Indemnifying Party will not relieve the Indemnifying Party from any obligation to indemnify the Indemnified Person, unless the notification occurs after the expiration of the applicable period set out in Section 10.5 or (and only to that extent that) the omission to notify materially prejudices the ability of the Indemnifying Party to exercise its right to defend provided in Section 10.7.

       (5)  Without limitation of any otherwise applicable law or duty, any settlement of a claim by SMGI or its Affiliates for indemnification shall be approved or rejected only by the independent and disinterested director of the Company (the “Independent Director”) and any claim by the Company against SMGI or its Affiliates for indemnification shall be approved, rejected or settled only by such Independent Director.  As used herein, Independent Director shall mean the Independent Director or his replacement or successor.

Section 10.5     Procedure for Third Party Claims.

Upon receiving notice of a Third Party Claim, the Indemnifying Party may participate in the investigation and defense of the Third Party Claim, subject to the terms of this Section 10.5.  The Indemnifying Party may also assume the investigation and defense of the Third Party Claim, subject to the terms of this Section.

       (1)  In order to assume the investigation and defense of a Third Party Claim, the Indemnifying Party must give the Indemnified Person written notice of its election within 15 days of Indemnifying Party’s receipt of notice of the Third Party Claim.

       (2)  The Indemnifying Party may not assume the investigation and defense of a Third Party Claim if:

           (a)  the Indemnifying Party fails to provide reasonable assurance to the Indemnified Person of its financial capacity to defend the Third Party Claim and provide indemnification with respect to the Third Party Claim; or

           (b)  the Indemnifying Party does not continue in good faith its defense of the Third Party Claim.

       (3)  If the Indemnifying Party assumes the investigation and defense of a Third Party Claim:

           (a)  the Indemnifying Party will pay for all costs and expenses of the investigation and defense of the Third Party Claim except that the Indemnifying Party will not, so long as it diligently conducts such defense, be liable to the Indemnified Person for any fees of other counsel or any other expenses with respect to the defense of the Third Party Claim, incurred by the Indemnified Person after the date the Indemnifying Party validly exercised its right to assume the investigation and defense of the Third Party Claim;

           (b)  the Indemnifying Party will reimburse the Indemnified Person for all costs and expenses incurred by the Indemnified Person in connection with the investigation and defense of the Third Party Claim prior to the date the Indemnifying Party validly exercised its right to assume the investigation and defense of the Third Party Claim; and

           (c)  legal counsel chosen by the Indemnifying Party to defend the Third Party Claim must be satisfactory to the Indemnified Person, acting reasonably.

       (4)  If the Indemnifying Party does not elect to assume the investigation and defense of a Third Party Claim or assumes the investigation and defense of a Third Party Claim but fails to diligently pursue such defense, the Indemnified Person has the right (but not the obligation) to undertake the defense of the Third Party Claim and (with the consent of the Indemnifying Party, which may not be unreasonably withheld) compromise and settle the Third Party Claim on behalf, for the account, and at the risk and expense, of the Indemnifying Party.  In the case where the Indemnifying Party fails to diligently pursue the defense of the Third Party Claim, the Indemnified Person may not assume the defense of the Third Party Claim unless the Indemnified Person gives the Indemnifying Party written demand to diligently pursue the defense and the Indemnifying Party fails to do so within 15 days after receipt of the demand, or such shorter period as may be required to respond to any deadline imposed by a court or other tribunal.

       (5)  The Indemnifying Party will not be permitted to compromise and settle or to cause a compromise and settlement of a Third Party Claim without the prior written consent of the Indemnified Person, which may not be unreasonably withheld, unless:

           (a)  the terms of the compromise and settlement require only the payment of money for which the Indemnified Person is entitled to full indemnification under this Agreement;

           (b)  the Indemnified Person is not required to admit any wrongdoing, take or refrain from taking any action, acknowledge any rights of the Person making the Third Party Claim or waive any rights that the Indemnified Person may have against the Person making the Third Party Claim; and

           (c)  the Indemnified Person receives, as part of the compromise and settlement, a legally binding and enforceable unconditional satisfaction or release from any and all obligations or liabilities it may have with respect to the Third Party Claim.  Such release must be, in form and substance, satisfactory to the Indemnified Person, acting reasonably.

       (6)  The Indemnified Person and the Indemnifying Party agree to keep the other fully informed of the status of any Third Party Claim and any related proceedings.  If the Indemnifying Party assumes the investigation and defense of a Third Party Claim, the Indemnified Person will use its reasonable efforts to make available to the Indemnifying Party those employees whose assistance, testimony or presence is necessary to assist the Indemnifying Party in investigating and defending the Third Party Claim.  The Indemnified Person shall, at the request and expense of the Indemnifying Party, make available to the Indemnifying Party, or its representatives, on a timely basis all documents, records and other materials in the possession of the Indemnified Person, reasonably required by the Indemnifying Party for its use in defending any Third Party Claim which it has elected to assume the investigation and defense of.  The Indemnified Person shall cooperate on a timely basis with the Indemnifying Party in the defense of any Third Party Claim.

       (7)  The parties acknowledge and agree that the obligations pursuant to this Article 10 shall survive the execution and delivery of this Agreement and the Closing.

Section 10.6     Alternative Remedies.

           (a)  Equitable Relief. The parties acknowledge that the failure to comply with the terms of this Agreement may give rise to irreparable injury to a party inadequately compensable in damages.  Accordingly, notwithstanding anything else contained herein, a party may, in addition to its right to seek indemnification under this Article 10, seek to enforce the performance of this Agreement by injunction or specific performance upon application to a court of competent jurisdiction without proof of actual damage (and without the requirement of posting a bond or other security).

           (b)  Share Amount Adjustment.  In the event any breach or inaccuracy of the representation contained in Section 3.1(g), in lieu of the indemnification provisions, the Company shall issue to SMGI that number of additional shares of Series A Preferred Stock necessary for SMGI to beneficially own 95% of the outstanding voting securities of the Company on a fully diluted basis as of the Closing Date.

Section 10.7     Exclusive Remedies.  Except in the case of fraud or willful breach, the remedies set forth in Article 10 shall be the exclusive remedies in connection with all breaches under or related to this Agreement.

ARTICLE 11
MISCELLANEOUS

Section 11.1     Notices.

Any notice, direction or other communication given under this Agreement or any Ancillary Agreement shall be in writing and given by delivering it or sending it by facsimile or other similar form of recorded communication addressed:

(a)	to SMGI:

3 East De La Guerra Street, 2nd Floor
Santa Barbara, California 93101
Attention: Paul Feller

With a copy (which shall not constitute notice) to:

David L. Ficksman, Esq.
Troy Gould, PC
1801 Century Park East, Suite 1600
Los Angeles, CA 90067

(b)	to the Company:

ProElite, Inc.
12121 Wilshire Boulevard, Suite 1112
Los Angeles, CA 90025
Attention: Charles Champion

Any such communication shall be deemed to have been validly and effectively given (i) if personally delivered, on the date of such delivery if such date is a Business Day and such delivery was made prior to 4:00 p.m. (local time in the place of receipt) and otherwise on the next Business Day, or (ii) if transmitted by facsimile or similar means of recorded communication on the Business Day following the date of transmission.  Any party may change its address for service from time to time by notice given in accordance with the foregoing and any subsequent notice shall be sent to such party at its changed address.

Section 11.2     Time of the Essence.

Time shall be of the essence of this Agreement.

Section 11.3     Brokers.

The Company shall indemnify and save harmless SMGI from and against any and all claims, losses and costs whatsoever for any commission or other remuneration payable or alleged to be payable to any broker, agent or other intermediary who purports to act or have acted for the Company related to the transactions contemplated herein.  SMGI shall indemnify and save harmless the Company from and against any and all claims, losses and costs whatsoever for any commission or other remuneration payable or alleged to be payable to any broker, agent or other intermediary who purports to act or have acted for SMGI related to the transactions contemplated herein.

Section 11.4     Third Party Beneficiaries.

Except as otherwise provided in Section 10.3 and Section 10.4, the parties intend that this Agreement shall not benefit or create any right or cause of action in, or on behalf of, any Person other than the parties to this Agreement and no Person, other than the parties to this Agreement, shall be entitled to rely on the provisions of this Agreement in any action, suit, proceeding, hearing or other forum.

Section 11.5     Expenses.

Except as otherwise expressly provided in this Agreement, all costs and expenses (including the fees and disbursements of legal counsel, advisers and accountants) incurred in connection with this Agreement, the Ancillary Agreements and the transactions contemplated therein shall be paid by the party incurring such expenses.

Section 11.6     Independent Counsel.

This Agreement is the product of negotiation by the parties, having the assistance of counsel and other advisers.  The Parties has been afforded an adequate opportunity to consult with legal counsel regarding this Agreement and the Ancillary Agreements and each Party has availed itself of such opportunity through the negotiation of this Agreement and the Ancillary Agreements, and understands and appreciates the nature and consequences of this Agreement and the Ancillary Agreements.  The interpretation of this Agreement shall not be affected by the Party who drafted this Agreement, and the Parties waive any statute, legal decision, or common law principle that would require interpretation of any ambiguities in this Agreement against the Party that drafted this Agreement.  The Parties acknowledge and consent to the fact that TroyGould PC is representing SMGI in this transaction contemplated by this Agreement and that TroyGould PC has also represented the Company in the past.

Section 11.7     Amendments.

This Agreement may only be amended, supplemented or otherwise modified by written agreement signed by each Party to this Agreement.  No amendment of this Agreement after the Closing shall be effective against the Company without the approval of the Independent Director in his discretion, provided that if the Independent Director has a material conflict with respect to the matter being amended, no amendment shall be effective unless approved in writing by Charles Champion.

Section 11.8     Waiver.

       (1)  No waiver of any of the provisions of this Agreement or any Ancillary Agreement shall be deemed to constitute a waiver of any other provision (whether or not similar); nor shall such waiver be binding unless executed in writing by the party to be bound by the waiver (with any waiver by the Company being exclusively in the discretion of the Independent Directors).

       (2)  No failure on the part of the Company or SMGI to exercise, and no delay in exercising, any right under this Agreement shall operate as a waiver of such right; nor shall any single or partial exercise of any such right preclude any other or further exercise of such right or the exercise of any other right.

Section 11.9     Entire Agreement.

This Agreement together with the Ancillary Agreements constitutes the entire agreement between the parties and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties.  There are no representations, warranties, covenants, conditions or other agreements, express or implied, collateral, statutory or otherwise, between the parties in connection with the subject matter of this Agreement except as specifically set forth herein and therein, and neither the Company nor SMGI have relied or are relying on any other information, discussion or understanding in entering into and completing the transactions contemplated in this Agreement and the Ancillary Agreements.

Section 11.10    Successors and Assigns.

       (1)  This Agreement shall become effective when executed by the Company and SMGI and after that time shall be binding upon and ensure to the benefit of the Company, SMGI and their respective heirs, legal representatives, successors and permitted assigns.

       (2)  Except as provided in this Section 11.10, neither this Agreement nor any of the rights or obligations under this Agreement shall be assignable or transferable by any party without the prior written consent of the other parties.  SMGI shall be entitled, upon giving notice to the Company at any time on or prior to the Closing Date, to assign this Agreement or any of SMGI’s rights and obligations under this Agreement to any Affiliate of SMGI subject to the following conditions:

           (a)  the assignee shall become jointly and severally liable with SMGI, as a principal and not as a surety, with respect to all of the representations, warranties, covenants, indemnities and agreements of SMGI, and no such assignment shall relieve SMGI from any of its obligations under this Agreement; and

           (b)  the assignee shall execute an agreement confirming the assignment and the assumption by the assignee of all obligations of SMGI under this Agreement.

Section 11.11    Severability.

If any provision of this Agreement shall be determined by any court of competent jurisdiction to be illegal, invalid or unenforceable, that provision shall be severed from this Agreement and the remaining provisions shall continue in full force and effect.

Section 11.12    Informal Dispute Resolution.

Except as set forth elsewhere in this Agreement, the Parties shall seek to resolve any disagreement, dispute, controversy or claim arising out of or in relation to or in connection with the construction, interpretation or validity of this Agreement or the other agreements contemplated herein or the alleged breach thereof or the transactions contemplated thereby amicably and in good faith through discussions between the Parties hereto.  If the matter is not resolved through discussion of such individuals within thirty (30) days, each Party agrees to consider in good faith any reasonable request by the other Party to engage in mediation or any other means of alternative dispute resolution.  Only if the Parties fail to resolve such disagreement, dispute, controversy, claim or breach by such means within thirty (30) days after having begun the resolution process may the aggrieved Party initiate legal proceedings.

Section 11.13    Governing Law.

This Agreement and any controversy arising out of or relating to this Agreement shall be governed by and construed in accordance with the internal laws of the State of California, without regard to conflict of law principles that would result in the application of any law other than the law of the State of California.  The parties, including the Lenders, shall resolve any dispute arising out of this Agreement in the federal and state courts of the State of California, in Los Angeles County, and all related appellate courts, and the parties hereby consent to the jurisdiction of such courts and agree that venue shall be exclusively in Los Angeles County, California.

Section 11.14    Waiver of Jury Trial.

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLE AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.14.

Section 11.15    No Commitment for Additional Financing.

The Company acknowledges and agrees that SMGI has not made any representation, undertaking, commitment or agreement to provide or assist the Company in obtaining any financing, investment or other assistance.  In addition, the Company acknowledges and agrees that (i) no statements, whether written or oral, made by SMGI or its representatives on or after the date of this Agreement shall create an obligation, commitment or agreement to provide or assist the Company in obtaining any financing or investment, (ii) the Company shall not rely on any such statement by SMGI or its representatives and (iii) an obligation, commitment or agreement to provide or assist the Company in obtaining any financing or investment may only be created by a written agreement, signed by SMGI and the Company, setting forth the terms and conditions of such financing or investment and stating that the parties intend for such writing to be a binding obligation or agreement.  SMGI shall have the right, in it sole and absolute discretion, to refuse or decline to participate in any other financing of or investment in the Company, and shall have no obligation to assist or cooperate with the Company in obtaining any financing, investment or other assistance.

Section 11.16    Counterparts.

This Agreement may be executed in any number of counterparts including counterparts by facsimile transmission and by e-mail transmission in PDF format and all such counterparts taken together shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF the parties have executed and delivered this Strategic Acquisition Agreement.

PROELITE, INC.

By:
Name: Charles Champion
Title: Chief Executive Officer

STRATUS MEDIA GROUP, INC.

By:
Name: Paul Feller
Title: President